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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated February 17, 1999, accompanying the consolidated financial statements included in the Annual Report of Healthcare Services Group, Inc. on Form 10-K for the year ended December 31, 1998.

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements (Forms S-8 No. 2-95092 and No.2-99215) and in the Registration Statement (Form S-8 No.33-35915) pertaining to the Incentive Stock Option Plan and the Non-Qualified Stock Option Plan of Healthcare Services Group, Inc. and in the related prospectuses of our report dated February 17, 1999.




/s/ Grant Thornton, LLP
Parsippany, New Jersey
March 15, 1999